Exhibit 5.1

[Letterhead of Fried, Frank, Harris, Shriver & Jacobson LLP]

June 25, 2007

Navios Maritime Holdings Inc.

85 Akti Miaouli Street

Piraeus, Greece 185 38

Ladies and Gentlemen:

We are acting as special United States and New York counsel to Navios Maritime Holdings Inc. (the “Company”), a corporation organized under the laws of the Republic of Marshall Islands, and certain of the Company’s subsidiaries listed on Exhibit A hereto (each, a “Guarantor”) in connection with a Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer to exchange up to $300,000,000 in aggregate principal amount of 9½% Senior Exchange Notes due 2014 of the Company (the “Exchange Notes”) for a like principal amount of the Company’s issued and outstanding 9½% Senior Notes due 2014 (the “Outstanding Notes”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.” Pursuant to the Indentures (as defined below), the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indentures (the “Outstanding Note Guarantees” and the “Exchange Note Guarantees,” respectively).

All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and the Guarantors and others, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)

the Indenture dated December 18, 2006 together with the Supplemental Indenture dated February 22, 2007, the Second Supplemental Indenture, dated March 8, 2007, and the Third Supplemental Indenture, dated May 2, 2007, between the Company, the Guarantors and Wells Fargo Bank, N.A., as Trustee, with respect to the 9 1/2 % Senior Notes due 2014;

(b)	the Notes; and
(c)	the Notations of Guarantee (as defined in the Indenture).

The documents referred to in items (a) through (c) above are collectively referred to as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original or certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, we have assumed (i) that the Registration Statement has become effective under the Securities Act and the Indenture has been qualified under the TIA, (ii) that the Exchange Notes have been duly authorized and executed by the Company, (iii) that the Exchange Notes have been duly authenticated and delivered by the Trustee, (iv) that all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the full power, authority and legal right to (a) execute and deliver the Documents and any agreements or instruments relevant thereto, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (v) each of such Documents, agreements or instruments has been duly authorized, executed and delivered by all of the parties thereto under the laws of their respective jurisdictions of incorporation or organization, (vi) the execution thereof does not violate the charter, the by-laws or any other organizational document of any party thereto or the laws of their respective jurisdictions of incorporation or organization, (vii) no other proceedings or actions under the laws of the respective jurisdictions of incorporation or organization of any party thereto are necessary for any such party to perform its obligations under each of such Documents, agreements or instruments, (viii) under the laws of the respective jurisdictions of incorporation or organization of any party thereto, each of such agreements constitutes a valid and legally binding obligation of all parties thereto enforceable against such parties in accordance with its respective terms, and (ix) that all of the parties to such Documents, agreements or instruments will comply with all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.

the Exchange Notes, when executed, issued and delivered in accordance with the terms of the Indentures in exchange for the Outstanding Notes, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.

the Exchange Note Guarantees by the Guarantors, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indentures in exchange for the Outstanding Notes, will constitute a valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

(A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents relating to indemnification, contribution or exculpation.

(B) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or the Guarantors under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions);

(ii) related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

(iii) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(iv) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(v) which may be considered to be in the nature of a penalty.

(C) Our opinions are subject to the following:

(i) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii) general equitable principles (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(D) Provisions in the Notations of Guarantee and the Indentures that provide that the Guarantors’ liability thereunder shall not be affected by (i) amendments to, or waivers of, provisions of documents governing the guaranteed obligations, (ii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, or (iii) actions or failures to act on the part of the holders or Trustee, might not be enforceable if such amendments, waivers, actions, events, circumstances or failures to act change the essential nature of the terms and conditions of the obligation and guarantee of the Guarantors under the Indentures.

(E) We have assumed that consideration that is fair and sufficient to support the Exchange Note Guarantees of each Guarantor under the Indentures has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of New York, each as currently in effect. Insofar as the opinions expressed herein involve the laws of the Republic of Marshall Islands, the Republic of Malta, Belgium and the Republic of Panama, we have relied with your permission on the opinions of Reeder & Simpson P.C., Camilleri, Delia, Randon & Associates, Loyens & Loeft and Morgan & Morgan, addressed to you of even date herewith and being filed as Exhibits 5.2, 5.3, 5.4 and 5.5, respectively, to the Registration Statement. To the extent such opinion contains assumptions, conditions, or qualifications we are incorporating such assumptions, conditions, and qualifications herein.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the opinions expressly stated herein. The opinions expressed herein are given only as of the date of effectiveness of the Registration Statement, and we undertake no responsibility to update or supplement this opinion letter after that date for any reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Exhibit A – Guarantors

Anemos Maritime Holdings Inc.

Achilles Shipping Corporation

Aegean Shipping Corporation

Alegria Shipping Corporation

Apollon Shipping Corporation

Arc Shipping Corporation

Felicity Shipping Corporation

Galaxy Shipping Corporation

Gemini Shipping Corporation

Herakles Shipping Corporation

Hestia Shipping Ltd.

Hios Shipping Corporation

Horizon Shipping Enterprises Corporation

Hyperion Enterprises Inc.

Ionian Shipping Corporation

Kleimar N.V.

Kypros Shipping Corporation

Libra Shipping Enterprises Corporation

Magellan Shipping Corporation

Meridian Shipping Enterprises Inc.

Mercator Shipping Corporation

NAV Holdings Limited

Navimax Corporation

Navios Corporation

Navios Handybulk Inc.

Navios International Inc.

Navios ShipManagement Inc.

Star Maritime Enterprises Corporation

White Narcissus Marine S.A.